Exhibit 3.2

AMENDMENT NO. 2 TO AMENDED AND RESTATED BYLAWS OF
ALLIED WASTE INDUSTRIES, INC.

Effective June 24, 2003

Article IV of the Amended and Restated Bylaws of Allied Waste Industries, Inc. is hereby amended and restated in its entirety to read as follows:

ARTICLE IV - RESTATED
OFFICERS

     Section 4.1. Executive Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies. The Board of Directors shall elect a Chief Executive Officer and/or President and Secretary, and it may, if it so determines, elect a Chairman of the Board of Directors, a Lead Director, and/or a Vice Chairman of the Board of Directors from among its members. In the absence or disability of, or in the event of a vacancy in the office of, the Chairman of the Board of Directors, the Lead Director shall perform the duties and exercise the powers of such Chairman. The Board of Directors may also elect a Vice Chairman of the Corporation, one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as they deem appropriate. Unless otherwise provided in the resolution of election or appointment each such officer shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

     Section 4.2. Powers and Duties of Executive Officers Generally. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed herein or by resolution of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his duties.

     Section 4.3. Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders, and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Company. To the extent permitted by law, his signature upon bonds or debentures authenticated by the signature of a trustee may be by facsimile. He shall perform such other duties and have such other duties as may be prescribed from time to time by the Board of Directors and the Corporation. In the event of a vacancy in the office of the President, he shall be responsible for the general and active management of the business of the Company, and shall see that all orders and resolutions of the Board of Directors are carried into effect.

     Section 4.4. Duties of President. The president shall, in the absence or disability of, or in the event of a vacancy in the office of, the Chief Executive Officer, perform the duties and exercise the powers of such Chief Executive Officer. He shall be responsible for the general and active management of the business of the Company, and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall perform such other duties and have such other duties as may be prescribed from time to time by the Board of Directors of the Corporation.

     Section 4.5. Duties of the Vice President. The Vice Presidents shall, in the order of their organizational ranking, in the absence or disability, or in the event of a vacancy in the office, of the president, perform the duties and exercise the powers of the president, and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board of Directors of the Corporation.

     Section 4.6. Duties of the Secretary. The Secretary shall keep, or cause to be kept, in books provided for that purpose, the minutes of the meetings of the stockholders, the Board of Directors, or any committee thereof, and shall see that all notices are duly given in accordance with the provisions of these Bylaws and, as required by law, shall be custodian of the records of the Corporation. He shall keep in safe custody the seal of the Corporation and, when authorized by the board, affix such seal to any document requiring it, and when so affixed, it shall be attested by his signature, or by the signature of the treasurer or an assistant secretary. He shall perform such duties and have such powers incident to the office of the Secretary, and shall perform such other duties and have such other powers as may be prescribed from time to time by the Board of Directors of the Corporation.

     Section 4.7. Duties of the Assistant Secretary. Any Assistant Secretary shall, at the request of the Secretary, in his absence or disability, or in the event of a vacancy in such office, perform the duties and be vested with the powers of the Secretary. Each Assistant Secretary shall perform such other duties and have such other powers as may be prescribed from time to time by the Board of Directors of the Corporation.

     Section 4.8. Duties of the Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds and securities of the Corporation, and shall deposit all such funds in the name of the Corporation in such banks, trust companies and other depositories as shall be designated by the Board of Directors. He shall render a statement of the condition of the finances of the Corporation at all meetings of the Board of Directors, and a full financial report at any annual meeting of the stockholders. He shall exhibit, to any director of the Corporation, the books of account and records of the Corporation, or of any corporation controlled by the Corporation, upon reasonable request and during normal business hours at the executive offices of the Corporation. He shall perform such other duties and have such other powers as may be prescribed from time to time by the Board of Directors of the Corporation.

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